San Diego, CA
Miami, FL

JMJ FINANCIAL

Integral Technologies, Inc.
ITKG
TERM SUMMARY
TERM LOAN

Maturity:	6 months
Financing:	$200,000 net wire amount
Interest:	None
Origination Fee:	None
Conversion Feature:	Not convertible. However, if the issuer defaults on repayment at day 180, the loan becomes convertible at a 50% discount
Warrants:	100% coverage. However, if pre-paid within the first 90 days, coverage decreases to 50% coverage.
Origination Shares:	None
Personal Guarantee:	No personal guarantee is required
Collateral/Security:	No collateral or security is required
No Shorting:	Guarantee no shorting, as per the No Shorting clause in the agreement

******This Term Summary is not part of the Convertible Promissory Note Agreement and is not a contractually binding agreement.***

ITKG

CONVERTIBLE NOTE

FOR VALUE RECEIVED, **Integral Technologies, Inc.**, a Nevada corporation (the "Issuer" of this Security) with at least 234,000,000 common shares issued and outstanding, issues this Security and promises to pay to JMJ Financial, a Nevada sole proprietorship, or its Assignees (the "Investor") the Principal Sum along with the Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Investor (the "Effective Date").

The Principal Sum is $200,000 (two hundred thousand) plus accrued and unpaid interest and any other fees. The Consideration is $200,000 (two hundred thousand) payable by wire. The Investor shall pay $200,000 of Consideration upon closing of this Note as the Purchase Price under the Securities Purchase Agreement Document SPA-11162017 of even date herewith between the Issuer and the Investor. The Maturity Date is six months after the Effective Date and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable. The Investor may extend any Maturity Date in its sole discretion in increments of up to three months at any time before or after any Maturity Date.

1. Interest and Repayment. No interest shall accrue on this Note. The Issuer may repay this Note at any time on or before its Maturity Date. At the Investor's election, so long as any balance remains outstanding on the Note, the Issuer must use the proceeds from any debt or equity financings of the Issuer or any subsidiary of the Issuer to repay the outstanding balance on the Note within two business days after closing of the financing. The Issuer has represented to the Investor that the Issuer anticipates entering into a licensing agreement within 180 days after the Effective Date of this Note from which licensing agreement the Issuer expects to receive at least $200,000 of proceeds. The Issuer shall use the proceeds of such licensing agreement, first, before any other use, to repay this Note in full within two business days after receiving the proceeds.

2. Conversion upon Default on Repayment. In the event the Issuer fails to repay the balance due under this Note on its Maturity Date, or if any other event of default occurs under this Note, the Investor shall have the right, at any time, at its election, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest (and any other fees) into shares of fully paid and non-assessable shares of common stock of the Issuer as per this conversion formula: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price. The Conversion Price is the lesser of $0.05 or 50% of the lowest trade price in the 25 trading days previous to the conversion (In the case that conversion shares are not deliverable by DWAC an additional 10% discount will apply; and if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit an additional 5% discount shall apply; in the case of both an additional cumulative 15% discount shall apply). Unless otherwise agreed in writing by both parties, at no time will the Investor convert any amount of the Note into common stock that would result in the Investor owning more than 4.99% of the common stock outstanding. Conversion notices may be delivered to the Issuer's transfer agent or to the Issuer by method of the Investor's choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Investor. If no objection is delivered from the Issuer to the Investor regarding any variable or calculation of the conversion notice within 24 hours of delivery of the conversion notice to the Issuer's transfer agent or to the Issuer, the Issuer shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Issuer or its transfer agent shall deliver the shares from any conversion to the Investor (in any name directed by the Investor) within 3 (three) business days of conversion notice delivery. The Investor, at any time prior to selling all of the shares from a conversion, may, for any reason, rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Issuer (under the Investor's and the Issuer's expectations that any returned conversion amounts will tack back to the original date of the Note).

3. Conversion Upon Issuance of a Variable Security. If, at any time this Note is outstanding, the Issuer issues a Variable Security, then in such event the Investor shall have the right to convert all or any portion of the outstanding balance of this Note into shares of the Issuer's common stock on the same terms as granted in any applicable Variable Security issued by the Issuer (including, for the avoidance of doubt, conversion price, conversion discount, conversion lookback period, method and timing of conversion share delivery, etc.). In addition, this Note shall automatically be deemed to have been amended to include any applicable conversion rights granted pursuant to any such Variable Security that is issued by the Issuer. A Variable Security is any security issued by the Issuer that (i) has or may have conversion rights of any kind, contingent, conditional or otherwise in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the common stock; (ii) is or may become convertible into common stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion price that varies with the market price of the common stock, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; or (iii) was issued or may be issued in the future in exchange for or in connection with any contract or instrument, whether convertible or not, where the number of shares of common stock issued or to be issued is based upon or related in any way to the market price of the common stock, including, but not limited to, common stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

4. Reservation of Shares. At all times during which this Note is outstanding, the Issuer will reserve for the Investor from its authorized and unissued Common Stock a number of shares of not less than five times the number of shares necessary to provide for the issuance of Common Stock upon the full conversion of this Note. The Issuer initially shall reserve 4,000,000 shares of Common Stock for the Investor. The Issuer shall increase the number of shares of common stock of the Issuer reserved for the Investor to not less than 60,000,000 shares (20,000,000 shares if the Note has already been repaid in full) within three business days after the Issuer increases the number of authorized shares of common stock of the Issuer, but in any event no later than March 19, 2018. The Issuer represents that Corporate Stock Transfer Inc. serves as the Issuer's transfer agent as of the Effective Date of this Note. The Issuer acknowledges

that Corporate Stock Transfer Inc. is a party to an irrevocable instruction and share reservation letter agreement between the Issuer, the transfer agent and the Investor regarding this Note. The Issuer agrees that the Issuer's use of Corporate Stock Transfer Inc. as its transfer agent is material to the Investor, that the Issuer may not terminate or replace Corporate Stock Transfer Inc. as the Issuer's transfer agent without obtaining the Investor's written consent thirty days in advance of such termination or replacement, and that the Issuer must provide the Investor, within five business days following the termination, resignation or replacement of Corporate Stock Transfer Inc. or any subsequent transfer agent an irrevocable instruction and share reservation letter, executed by the Issuer and the new transfer agent, providing rights to the Investor identical to the rights provided to the Investor in the irrevocable instruction and share reservation letter between the Issuer, the Investor, and Corporate Stock Transfer Inc. The Issuer further agrees that every provision in the irrevocable instruction and share reservation letter agreement is material to the Investor such that the Investor would not otherwise enter into this Note agreement.

5. Debt Covenant. See the terms of the Representations and Warranties Agreement Document RW-11162017, between the Issuer and the Investor. So long as the Note is outstanding, the Issuer shall not, without written consent of the Investor, issue any debt (including, but not limited to any loan, bond, note, debenture, lien, mortgage, debt security, convertible security, or variable rate security) or any Variable Security.

6. Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Issuer or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Investor in this Note, such term, at the Investor's option, shall become a part of the transaction documents with the Investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion rights, conversion discounts, conversion lookback periods, interest rates, original issue discounts, and warrant coverage. The Issuer shall notify the Investor of such additional or more favorable term, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms, and, at any time while this Note is outstanding, the Investor may request of the Issuer and/or its transfer agent (and they will provide) a schedule of all issuances since the Effective Date of this Note of shares of common stock or of securities entitling the holder thereof to acquire shares of common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of common stock of the Issuer.

7. Default. Each of the following are an event of default under this Note: (i) the Issuer shall fail to pay any principal under the Note when due and payable (or payable by conversion) thereunder; or (ii) the Issuer shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) the Issuer shall breach or fail to honor any other term of this Note, any term under any other document related to this Note, or any other written agreement between the Issuer and the Investor (collectively, the "Transaction Documents"), including, without limitation, the Issuer's obligation to reserve at all times a sufficient number of shares to provide for the issuance of common stock upon the full conversion of this Note pursuant to Section 4 of this Note; or (iv) the Issuer fails to keep available a sufficient number of authorized, unissued and unreserved shares of common stock (other than shares of common stock reserved for the Investor) to permit the Investor to increase its share reserve to such number of shares as equals not less than five times the outstanding Note balance divided by the closing price of the Issuer's common stock; or (v) the Issuer's failure to increase the number of authorized shares of common stock of the Issuer within sixty days of having a number of authorized, unissued, and unreserved shares of common stock (excluding shares of common stock reserved for the Investor) of less than five times the number of shares necessary to provide for the issuance of common stock upon full conversion of this Note; or (vi) the Issuer terminates or replaces the entity or person serving as the transfer agent for the Issuer without obtaining the previous written consent of the Investor thirty days in advance of such termination or replacement; or (vii) the Issuer's failure to appoint a new transfer agent approved by the Investor (such approval not to be unreasonably withheld) and to provide the Investor, within five business days following termination, resignation or replacement of the current transfer agent, an irrevocable instruction and share reservation letter, executed by the Issuer and the new transfer agent, providing rights to the Investor identical to the rights provided to the Investor in the irrevocable instruction and share reservation letter between the Issuer, the Investor, and the terminated, resigned or replaced transfer agent; or (viii) the Issuer shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (ix) the Issuer shall make a general assignment for the benefit of creditors; or (x) the Issuer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (xi) an involuntary proceeding shall be commenced or filed against the Issuer; or (xii) the Issuer's common stock has an offering price of $0.0001 on its principal trading market at any time; or (xiii) the Issuer's market capitalization (the number of shares of common stock issued and outstanding multiplied by the price per share of common stock) is less than $200,000 at any time or decreases to less than 50% of the market capitalization on the Effective Date; or (xiv) the price per share of the Issuer's common stock decreases to less than 50% of the price per share on the Effective Date; or (xv) the Issuer shall lose its status as "DTC Eligible" or the Issuer's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (xvi) the Issuer shall fail to file with the SEC, and post on its website in XBRL format, on or before January 22, 2018 both its Form 10-K for the fiscal year ended June 30, 2017 and its Form 10-Q for the quarter ended September 30, 2017; or (xvii) the Issuer shall subsequently become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC; or (xviii) the Issuer shall subsequently fail to meet all requirements to satisfy the availability of Rule 144 to the Investor or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website; or (xix) the Issuer fails to file with the SEC by January 16, 2018 a Preliminary Schedule 14A Notice of Annual Meeting and Proxy Statement calling for a meeting of the Issuer's shareholders to approve, among other things, an increase in the authorized shares of common stock of the Issuer to at least 500,000,000 shares; or (xx) the Issuer fails to file with the SEC by February 5, 2018 the Definitive Schedule 14A Notice of Annual Meeting and Proxy Statement calling for a meeting of the Issuer's shareholders to approve, among other things, an increase in the authorized shares of common stock of the Issuer to at least 500,000,000 shares; or (xxi) the Issuer's shareholders fail to approve the increase in authorized shares of common stock by March 5, 2018; or (xxii) the Issuer fails to cause the increase in

authorized shares of common stock of the Issuer to become effective with the State of Nevada by March 19, 2018; or (xxiii) the Issuer's chief executive officer fails to engage in a telephone call with the Investor upon the request of the Investor at least 36 hours in advance up to once per week with such telephone call generally not to be in excess of 20 minutes.

8. Remedies. For each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a fee of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such fee will be added to the Principal Sum of the Note (under the Investor's and the Issuer's expectations that any penalty amounts will tack back to the original date of the Note). Upon each occurrence of any other event of default, the Investor may asses and apply a fee against the Issuer of not less than $25,000 at any time any balance remains outstanding on this Note, regardless of whether such event of default has been cured or remedied and regardless of whether the Investor delivered a notice of default at the time of the event of default or at the time the Investor discovered the event of default. The parties agree that the fee shall be applied to the balance of the Note and shall tack back to the Effective Date of the Note for purposes of Rule 144. The parties acknowledge and agree that upon an event of default, Investor's damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties' inability to predict future interest rates and future share prices, Investor's increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for Investor, among other reasons. Accordingly, any fees, charges, and default interest due under this Note or any other Transaction Document between the parties are intended by the parties to be, and shall be deemed, liquidated damages. The parties agree that such liquidated damages are a reasonable estimate of Investor's actual damages and not a penalty, and shall not be deemed in any way to limit any other right or remedy Investor may have hereunder, at law or in equity. The parties acknowledge and agree that under the circumstances existing at the time this Note is entered into, such liquidated damages are fair and reasonable and are not penalties. All fees, charges, and default interest provided for in this Note and the Transaction Documents are agreed to by the parties to be based upon the obligations and the risks assumed by the parties as of the Effective Date and are consistent with investments of this type. The liquidated damages provisions shall not limit or preclude a party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages are intended to be in lieu of actual damages.

9. Acceleration. In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration (the "Note Balance"), shall become, at the Investor's election, immediately due and payable in cash at the Mandatory Default Amount. The Mandatory Default Amount means the Investor's choice of (this choice may be made at any time without presentment, demand, or notice of any kind): (i) the Note Balance divided by the Conversion Price on the date of the default multiplied by the closing price on the date of the default; or (ii) the Note Balance divided by the Conversion Price on the date the Mandatory Default Amount is either (a) demanded or (b) paid in full, whichever has a lower Conversion Price, multiplied by the closing price on the date the Mandatory Default Amount is either (a) demanded or (b) paid in full, whichever has a higher closing price; or (iii) 150% of the Note Balance. In connection with such acceleration described herein, the Investor need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Investor at any time prior to payment hereunder and the Investor shall have all rights as a holder of the note until such time, if any, as the Investor receives full payment pursuant to this Section 9. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon.

10. Right to Specific Performance and Injunctive Relief. Nothing herein shall limit the Investor's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. In this regard, the Issuer hereby agrees that the Investor will be entitled to obtain specific performance and/or injunctive relief with respect to the Issuer's failure to timely deliver shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof or the Issuer's obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer agrees that, in such event, all requirements for specific performance and/or preliminary and permanent injunctive relief will be satisfied, including that the Investor would suffer irreparable harm for which there would be no adequate legal remedy. The Issuer further agrees that it will not object to a court or arbitrator granting or ordering specific performance or preliminary and/or permanent injunctive relief in the event the Investor demonstrates that the Issuer has failed to comply with any obligation herein. Such a grant or order may require the Issuer to immediately issue shares to the Investor pursuant to a Conversion Notice and/or require the Issuer to immediately satisfy its obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the Issuer's transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer further expressly waives any right to any bond in connection with any temporary or preliminary injunction.

11. No Shorting. The Investor agrees that so long as this Note from the Issuer to the Investor remains outstanding, the Investor will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Issuer. The Issuer acknowledges and agrees that upon delivery of a conversion notice by the Investor, the Investor immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

12. Assignability. The Issuer may not assign this Note. This Note will be binding upon the Issuer and its successors and will inure to the benefit of the Investor and its successors and assigns and may be assigned by the Investor to anyone without the Issuer's approval.

13. Governing Law, Legal Proceedings, and Arbitration. THIS NOTE WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEVADA (INCLUDING ANY RIGHTS TO SPECIFIC RELIEF PROVIDED FOR

UNDER NEVADA STATUTES), WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. THE PARTIES HEREBY WARRANT AND REPRESENT THAT THE SELECTION OF NEVADA LAW AS GOVERNING UNDER THIS NOTE (I) HAS A REASONABLE NEXUS TO EACH OF THE PARTIES AND TO THE TRANSACTIONS CONTEMPLATED BY THE NOTE; AND (II) DOES NOT OFFEND ANY PUBLIC POLICY OF NEVADA, FLORIDA, OR OF ANY OTHER STATE, FEDERAL, OR OTHER JURISDICTION.

ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR RELATED TO THIS NOTE, OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES, SHALL BE COMMENCED ONLY IN THE STATE OR FEDERAL COURTS OF GENERAL JURISDICTION LOCATED IN MIAMI-DADE COUNTY, IN THE STATE OF FLORIDA, EXCEPT THAT ALL SUCH DISPUTES BETWEEN THE PARTIES SHALL BE SUBJECT TO ALTERNATIVE DISPUTE RESOLUTION THROUGH BINDING ARBITRATION AT THE INVESTOR'S SOLE DISCRETION AND ELECTION (REGARDLESS OF WHICH PARTY INITIATES THE LEGAL PROCEEDINGS). The parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be waived and such party will forever be barred from asserting such a claim. Both parties and the individuals signing this Note agree to submit to the jurisdiction of such courts or to such arbitration panel, as the case may be.

If the Investor elects alternative dispute resolution by arbitration, the arbitration proceedings shall be conducted in Miami-Dade County and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Mediation Procedures in effect on the Effective Date of this Note, except as modified by this agreement. The Investor's election to arbitrate shall be made in writing, delivered to the other party, and filed with the American Arbitration Association. The American Arbitration Association must receive the demand for arbitration prior to the date when the institution of legal or equitable proceedings would be barred by the applicable statute of limitations, unless legal or equitable proceedings between the parties have already commenced, and the receipt by the American Arbitration Association of a written demand for arbitration also shall constitute the institution of legal or equitable proceedings for statute of limitations purposes. The parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions. The parties acknowledge that the arbitrators' subpoena power is not subject to geographic limitations. The arbitrator(s) shall have the right to award individual relief which he or she deems proper under the evidence presented and applicable law and consistent with the parties' rights to, and limitations on, damages and other relief as expressly set forth in this Note. The award and decision of the arbitrator(s) shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Investor reserves the right, but shall have no obligation, to advance the Issuer's share of the costs, fees and expenses of any arbitration proceeding, including any arbitrator fees, in order for such arbitration proceeding to take place, and by doing so will not be deemed to have waived or relinquished its right to seek the recovery of those amounts from the arbitrator, who shall provide for such relief in the final award, in addition to the costs, fees, and expenses that are otherwise recoverable. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

14. Delivery of Process by the Investor to the Issuer. In the event of any action or proceeding by the Investor against the Issuer, and only by the Investor against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by the Investor via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known attorney as set forth in its most recent SEC filing.

15. Attorney Fees. If any attorney is employed by either party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

16. Opinion of Counsel. The Issuer shall provide the Investor with an opinion of counsel prior to the Effective Date of the Note that neither this Note, nor any other agreement between the parties, nor any of their terms (including, but not limited to, interest, original issue discount, conversion terms, warrants terms, penalties, fees or liquidated damages), individually or collectively violate any usury laws in the State of Nevada. Prior to the Effective Date of the Note, the Issuer and its management have reviewed such opinion, consulted their counsel on the opinion and on the matter of usury, and have further researched the matter of usury to their satisfaction. Further, the Issuer and its management agree with the opinion of the Issuer's counsel that neither this Note nor any other agreement between the parties is usurious and they agree they will not raise a claim of usury as a defense to the performance of the Issuer's obligations under this Note or any other agreement between the parties. THE ISSUER HEREBY WARRANTS AND REPRESENTS THAT THE SELECTION OF NEVADA LAW AS GOVERNING UNDER THIS AGREEMENT (I) HAS A REASONABLE NEXUS TO EACH OF THE PARTIES AND TO THE TRANSACTIONS CONTEMPLATED BY THESE AGREEMENTS; AND (II) DO NOT OFFEND ANY PUBLIC POLICY OF NEVADA, FLORIDA, OR OF ANY OTHER STATE, FEDERAL, OR OTHER JURISDICTION. In the event that any other opinion of counsel is needed for any matter related to this Note, the Investor has the right to have any such opinion provided by its counsel. Investor also has the right to have any such opinion provided by Issuer's counsel.

17. Notices. Any notice required or permitted hereunder (including Conversion Notices and demands for arbitration) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

* * *

Issuer:

____

Douglas Bathauer
Integral Technologies, Inc.
Chief Executive Officer

Date: 11.16.2017

Investor:

____

JMJ Financial
Its Principal

Date: ________________________

[Signature Page to Convertible Note]